Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in the Registration Statement (No.333-______) on Form S-8 of Hemispherx Biopharma, Inc. and Subsidiaries of our reports dated March 13, 2009 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. and Subsidiaries for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
July 9, 2009